Exhibit 99.1

Contact:	Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2590

Founder Dennis Gillings to Retire as Quintiles

Executive Chairman at Close of 2015

Jack Greenberg to Serve as Chairman

RESEARCH TRIANGLE PARK, N.C. – November 5, 2015 – Quintiles Founder Dr. Dennis Gillings, CBE, will retire from his position as Executive Chairman of Quintiles Transnational Holdings Inc. (NYSE: Q) at the end of this year, December 31, 2015. Dr. Gillings will remain on the Board as a director. The Board has appointed Jack M. Greenberg to serve as Chairman of the Board, effective January 1, 2016.

Dr. Gillings began performing biostatical analysis work for pharmaceutical companies with a single project in 1974 while still a professor of biostatistics at the University of North Carolina at Chapel Hill. That small consulting business, which would become Quintiles, began with a handful of staff working out of a trailer on the UNC campus.

Quintiles was incorporated as a privately held company in 1982, and over the past 33 years, has grown from that small collection of statisticians and college students into the world’s largest provider of biopharmaceutical services, a FORTUNE 500 company with nearly 35,000 employees conducting business in 100 countries.

Dr. Gillings took Quintiles public through its first Initial Public Offering (IPO) in 1994, and then led a leveraged buyout to take the company private again in 2003. Quintiles remained a private company for 10 years until its second IPO in 2013. Gillings served as Quintiles CEO for nearly all of the company’s first 30 years of operation until current CEO Tom Pike joined the company in 2012.

During Dr. Gillings’ tenure with the company, Quintiles began its international expansion in 1987 and moved into clinical drug development in 1988 and commercialization services in 1996. Just 16 years after incorporation, Quintiles recorded more than $1 billion (USD) in service revenue. In 2014, the company earned $4.2 billion in service revenue.

“Quintiles grew very quickly and consistently from its beginnings in 1982,” Gillings remarked. “It has been a memorable ride to get to our multi-billion dollar status today, and I feel privileged to have led this journey. However, I believe there is so much more to come,” he continued. “I wish Tom and our management team great success navigating our next era of opportunities so that patients are able to access fast-moving medical advances more easily, timely and cost effectively. Thank you, employees for making all this possible.”

Quintiles CEO Tom Pike noted Gillings’ continuing importance to Quintiles. “There would be no Quintiles without Dennis Gillings,” Pike said. “The vision that Dennis displayed in the early years of Quintiles led to a revolution in the way drug development is conducted. He truly was truly a pioneer in the emergence of the clinical research organization (CRO) industry.

Quintiles

4820 Emperor Boulevard

Durham, NC 27703 USA

www.quintiles.com

“Dennis recognized that a company such as Quintiles could become a true partner with its biopharmaceutical customers rather than a task manager, and provide a plethora of value-added services from product development and commercialization to advisory, regulatory and real-world, late phase services. We are proud to have him as our founder, and will continue to seek his guidance as he continues his work with the Quintiles board,” Pike concluded.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

# # # # #